Exhibit 10.03

WellPoint Health Networks Inc.

Management Bonus Plan

Pursuant to the authority under Paragraph D.1 of the WellPoint Health Networks Inc. Management Bonus Plan, effective as of January 1, 2000 (the “MBP”), the Chief Executive Officer of WellPoint Health Networks Inc. (the “CEO” of the “Company”) has the full discretionary authority to administer and interpret the MBP.  The CEO desires to clarify certain provisions of the MBP as described below, in order to avoid unintended duplication of benefits.  Capitalized terms used herein, unless otherwise defined herein, shall have the same meaning as set forth in the MBP.

Participants under the WellPoint Health Networks Inc. Officer Change-in-Control Plan, as amended and restated through December 4, 2001 and as may be amended from time to time (the “CIC Plan”), may under the terms of the CIC Plan become entitled to a “guaranteed annual bonus” for the fiscal year in which occurs a “change in control” (as defined in the CIC Plan) in accordance with Section 2.2 of the CIC Plan, or a “pro-rated bonus” for the fiscal year in which occurs an “involuntary termination” or “constructive termination” (as defined in the CIC Plan) in accordance with Section 3.7 of the CIC Plan.  A bonus payable to a Participant under the MBP in respect of the same period is not intended to duplicate, nor to be in addition to, a bonus payable to such Participant in accordance with the terms of Section 2.2 or Section 3.7 of the CIC Plan.

Accordingly, the CEO desires to clarify the MBP such that, if any Participant under the MBP becomes entitled under the terms of the CIC Plan to a “guaranteed annual bonus” (which may be a pro-rated bonus) pursuant to Section 2.2 of the CIC Plan in respect of a fiscal year in which occurs a qualifying “change in control,” the guaranteed annual bonus that is paid to the Participant in accordance with Section 2.2 of the CIC Plan will be deemed to be the award for such Participant under the MBP in respect of such fiscal year, and the Participant shall not be entitled to an additional bonus under the MBP in respect of such fiscal year.

Similarly, the CEO desires to clarify the MBP such that, if any Participant under the MBP becomes entitled under the terms of the CIC Plan to a “pro-rated bonus” pursuant to Section 3.7 of the CIC Plan in respect of the fiscal year in which occurs the Participant’s “involuntary termination” or “constructive termination” (as defined in the CIC Plan), the pro-rated bonus that is paid to the Participant in accordance with Section 3.7 of the CIC Plan will be deemed to be the award for such Participant under the MBP in respect of such fiscal year, and the Participant shall not be entitled to an additional bonus under the MBP in respect of such fiscal year.

In all cases, only one bonus can be paid to a Participant under the MBP in respect of any given fiscal year (or in respect of any portion of a given fiscal year), and in no event shall any Participant be entitled to more than one bonus under the MBP in respect of any given fiscal year (or in respect of any portion of any given fiscal year).  Thus, if an “involuntary termination” or “constructive termination” occurs for any Participant during the fiscal year in which a qualifying “change in control” occurs, then the Participant will be eligible for an award in respect of the pro-rated guaranteed annual bonus provided for in Section 2.2 of the CIC Plan, and will not additionally be eligible for an award in respect of the pro-rated bonus provided for under Section 3.7 of the CIC Plan.

The MBP currently permits the Administrator to pay a pro-rated bonus to Participants who terminate employment prior to the payment of a bonus as a result of a reduction in force commencing in the fourth quarter of a fiscal year (and the prior year’s bonus award and a pro-rata bonus award if such termination occurs between the start of the next fiscal year and payment of the prior year’s bonus).  The CEO desires to clarify the MBP such that, if any Participant terminates employment after the fiscal year in which occurs a qualifying “change in control” (as defined in the CIC Plan), but within 36 months following such qualifying “change in control,” and therefore becomes entitled under the terms of the CIC Plan to a pro-rated bonus pursuant to Section 3.7 of the CIC Plan in respect of the year of termination, the bonus that is paid to the Participant in accordance with Section 3.7 of the CIC Plan will be deemed to be the award to such Participant under the MBP in respect of the fiscal year in which occurs the Participant’s termination of employment, and the Participant shall not be entitled to an additional bonus under the MBP in respect of such fiscal year (but may be entitled to a bonus under the MBP in respect of the preceding fiscal year in accordance with the terms of the MBP).  Participants who terminate employment as a result of a reduction in force as described above but who are not eligible for a pro-rata bonus under Section 3.7 of the CIC Plan in respect of the year of termination may nonetheless be eligible to receive a bonus under the MBP in accordance with the terms of the MBP.

Date: June 28, 2004

	By:	/s/ Leonard D. Schaeffer
Leonard D. Schaeffer